EXHIBIT 10.60

                          SECOND AMENDMENT TO AGREEMENT


         THIS SECOND AMENDMENT TO AGREEMENT (the "Agreement") is entered into as of June 23, 1998, between Galacticomm Technologies, Inc. (the "Company") and David Manovich ("Manovich").


                                    RECITALS:

         A. The Company entered into an agreement with Manovich as of March 5, 1998 (the "Original Agreement"), which was amended by the First Amendment to Agreement ("Amended Agreement") as of June 22, 1998.

         B. If the Company completes an initial public offering of its securities by no later than December 31, 1998 ("Effective Date"), the Company and Manovich wish to automatically amend and restate the Amended Agreement as set forth herein.

         NOW THEREFORE, the parties agree as follows:


                                    ARTICLE I

                                    RECITALS

         The Recitals set forth herein are true and correct and incorporated herein by reference.


                                   ARTICLE II

                            POSITION WITH THE COMPANY

         2.1 CHAIRMAN OF THE BOARD OF DIRECTORS. The Company hereby retains Manovich to serve as its Chairman of the Board of Directors ("Chairman"), pursuant to which Manovich shall, during the term of this Agreement and subject to the responsibilities and duties of the Board of Directors of the Company (the "Board"), have general charge of the operations and management of the business, affairs and property of the Company. In such capacity, Manovich shall have the authority to hire, dismiss, define, adjust and change the position of any employee of the Company, excluding any executive management changes which require the approval of the Company's Board of Directors (the "Board") and any written employment agreement between the Company and an employee.

         2.2 CONSULTANT. The Company hereby retains Manovich to serve as an independent consultant to the Company. In such capacity, Manovich shall provide consulting and advisory services with respect to assisting the Company's management in the operations of the Company.

         2.3 TERMS OF POSITION. Manovich's association with the Company under this Agreement shall be solely as an independent contractor, and he shall not be considered an


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employee of the Company for any purpose. Manovich shall devote such time to the
Company's affairs as is required to fulfill his duties under this Agreement. Service time shall include travel time, and Manovich shall provide advance notice to the Company of any periods in which he will not be available to provide his services during the term of this Agreement.


                                   ARTICLE III

                             COMPENSATION & BENEFITS

         3.1 COMPENSATION. As full compensation for Manovich's services hereunder, the Company shall on the Effective Date: (i) pay Manovich a fee of $10,000 per month during the term of this Agreement; and (ii) issue to Manovich the Amended and Restated Stock Option attached hereto as Exhibit A.

         3.2 PAYMENT TERMS. The monthly fee of $10,000 set forth in Section 3.1 hereof shall be payable on the last day of each month.

         3.3 BUSINESS/TRAVEL EXPENSES. Within 30 days of submission of appropriate documentation, the Company shall reimburse Manovich for all reasonable business and travel expenses incurred by Manovich in connection with the performance of his obligations and duties under this Agreement.

         3.4 OUTSTANDING EXPENSES. Within two weeks after Manovich submits appropriate documentation, the Company shall reimburse Manovich for all outstanding expenses incurred by Manovich on behalf of the Company prior to June 30, 1998.

         3.5 OUTSTANDING FEES. All earned and unpaid monthly fees outstanding and owed to Manovich pursuant to the Amended Agreement shall be paid by the Company upon the earlier to occur of: (i) the Effective Date; (ii) the Company's receipt of debt or equity financing in excess of $250,000 (excluding the funds loaned to the Company by Messrs. Berg and Tessier in June 1998); or (iii) September 30, 1998.

         3.6 STOCK OPTION. The Amended and Restated Stock Option and Agreement issued to Manovich pursuant to the First Amendment to Agreement, dated as of June 22, 1998, between the Company and Manovich shall remain in full force and effect.







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                                   ARTICLE IV

                        TERM AND TERMINATION OF AGREEMENT

         4.1 TERM. The term of this Agreement shall be for a period of one year (the "Initial Term"), commencing upon the Effective Date, with one year renewal options thereafter upon the agreement of both parties hereto.

         4.2 TERMINATION OF AGREEMENT.

             (a) Notwithstanding Section 4.1 hereof, the Company, in its sole and absolute discretion, may terminate this Agreement after six months from the Effective Date upon 90 days prior written notice. On the effective date of such termination, the Company shall deliver a lump sum payment to Manovich of all of his reimbursable expenses and the remainder of the six months of fees to be paid to Manovich pursuant to Section 3.2 hereof.

             (b) This Agreement may also be terminated by either party hereto if the other party hereto is in breach of any material term of this Agreement and fails to cure such breach within 30 days after written notice of such breach is given by the non-breaching party.


         4.3 CHANGE IN CONTROL OF THE COMPANY.

             (a) Upon a Change in Control (as hereinafter defined), this Agreement shall automatically extend for a one year period after the expiration of the then-current term of this Agreement as set forth in Section 4.1 hereof. On the date of the Change in Control, all monthly fees owed to Manovich under Sections 3.2 and 3.3 hereof as of such date shall be paid to Manovich in one lump sum.

             (b) For purposes of this Agreement, a "Change in Control" occurs if:

                 (i) any "person" (other than Peter Berg or Yannick Tessier) within the meaning of Section 14(d) of the Securities Exchange Act of 1934 becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 50% of the Company's voting securities;

                 (ii) any "person" (other than Peter Berg or Yannick Tessier) acquires by proxy or otherwise the right to vote more than 50% of the Company's voting securities for the election of directors of the Company; or

                 (iii) the shareholders of the Company shall approve by proxy vote or written consent a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.



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                                    ARTICLE V

                        CERTAIN RESTRICTIONS ON MANOVICH

         5.1 CERTAIN RESTRICTIONS. Manovich covenants and agrees with the Company as follows:

             (a) During the term of this Agreement, Manovich will have access to confidential or proprietary information of the Company and its subsidiaries and affiliates. Manovich shall not at any time use any such confidential or proprietary information other than for the benefit of the Company and its subsidiaries and affiliates. The term "confidential or proprietary information" shall mean information not generally available to the public, including without limitation personnel information, financial information, customer lists, supplier lists, ownership information, marketing plans and analyses, trade secrets, know-how, computer software, management agreements and procedures and techniques of operating and managing the business of the Company and its subsidiaries and affiliates. Manovich acknowledges and agrees that all confidential or proprietary information is and shall remain the property of the Company and its subsidiaries and affiliates, and agrees to maintain all such confidential or proprietary information in confidence.

             (b) DEVELOPMENTS. All inventions patentable, copyrightable or otherwise, trade secrets, discoveries, improvements, ideas and writings (hereinafter collectively termed "developments"), which Manovich, alone or jointly with others, has conceived, made, enhanced, modified, developed, or acquired, or may conceive, make, enhance, modify, develop, or acquire during the period of his employment hereunder or during an additional period of one (1) year after the termination of such employment and which relate to the Company's business of developing and marketing computer hardware and software, and all developments which relate to the work upon which Manovich shall have been engaged while in the Company's employment, which Manovich has conceived, made, enhanced, modified, developed, or acquired, or may conceive, make, enhance, modify, develop, or acquire during the period of his employment or during a period of one (1) year after the termination of such employment, to the extent that such developments are possessed by Manovich at any time, shall be the sole property of the Company. The term "development" shall include developments conceived, devised, made, developed or perfected during off-duty hours and away from the Company's premises as well as to those conceived, devised, made, developed, or perfected in the regular course of employment.

             (c) DISCLOSURE AND COOPERATION. Manovich shall promptly and fully disclose in writing all such developments described in subparagraph (b) hereof to the Company's Chief Executive Officer. Manovich shall, at any time upon the Company's request, whether or not then in the Company's employ, execute, acknowledge and deliver to the Company all instruments which the Company shall prepare, give evidence, and do all other things which are necessary or desirable, to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce all patents, trademarks, copyrights, and any other intellectual property rights in all countries, covering such developments. The Company agrees to pay to Manovich reasonable expenses incurred by Manovich under this subparagraph (c).

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         5.2 REMEDIES. It is recognized and acknowledged by each of the Company and Manovich that a breach or violation by Manovich of any or all of his covenants and agreements contained in Section 5.1 hereof will cause irreparable harm and damage to the Company and its subsidiaries and affiliates in a monetary amount which would be virtually impossible to ascertain and, therefore, will deprive the Company of an adequate remedy at law. Accordingly, if Manovich shall breach or violate any or all of his covenants and agreements set forth in
Section 5.1 hereof, then the Company and its subsidiaries and affiliates shall have resort to all equitable remedies, including without limitation the remedies of specific performance and injunction, both permanent and temporary, as well as all other remedies which may be available at law.

         5.3 INTENT. It is the intent of the parties that the restrictions set forth in Section 5.1 hereof shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement of such restrictions may be sought. If any provision contained in Section 5.1 hereof shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of its duration or geographic scope, then such provision shall be reduced by such court in duration or geographic scope or both to such extent as to make it valid and enforceable in the jurisdiction where such court is located, and in ail other respects shall remain in full force and effect.


                                   ARTICLE VI

                                 INDEMNIFICATION

         The Company shall indemnify and hold harmless Manovich from and against the full amount of any and all claims, demands, suits, actions, judgements, losses, liabilities, costs, interest and expenses, including without limitation fees and disbursements of trial and appellate counsel, asserted or brought against Manovich by any person with respect to any action taken or omitted to be taken by Manovich in the course of his position with the Company or otherwise related to or arising out of services to the Company or acting as a director, officer or agent of the Company or any of its subsidiaries or affiliates. This right to indemnification shall be in effect to the fullest extent available pursuant to law, and shall be in addition to any other right to indemnification Manovich may possess pursuant to law and the Articles of Incorporation and Bylaws of the Company or any of its subsidiaries or affiliates.


                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         7.1 NOTICES. If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when hand delivered or deposited in the United States mail, by certified mail, return receipt requested, and addressed to the party for whom it is intended as follows:



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                  If to the Company:        Galacticomm Technologies, Inc.
                                            4101 S.W. 47 Avenue
                                            Suite 101
                                            Ft. Lauderdale, Florida 33314
                                            Attn: Chief Executive Officer

                  If to Manovich:           David Manovich
                                            1616 Chapin Avenue
                                            Burlingame, CA 94010

or to such other address as the addressee shall have communicated to the other party in writing.

         7.2 APPLICABLE LAWS. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         7.3 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, heirs, successors and assigns including any entities controlled by or under common control with them.

         7.4 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding and all the representations and warranties of the parties relating to the subject matter referred to herein. Without limiting the generality of the foregoing, all employment agreements previously entered into between the parties hereto are hereby null and void.

         7.5 HEADINGS. The headings of this Agreement are for convenience of reference only and shall be without substantive meaning.

         7.6 AMENDMENT. Any amendment to this Agreement must be in writing and signed by duly authorized representatives of the parties hereto.

         7.7 WAIVER. Failure by any party at any time to require performance under this Agreement by any of the other parties, or to claim a breach of any provision of this Agreement, shall not be construed as a waiver of any right accruing under this Agreement, nor will it affect any subsequent breach of this Agreement or the effectiveness of any provision of this Agreement, or prejudice any party as regards any subsequent action. A waiver of any right accruing to any party pursuant to this Agreement shall not be effective unless given in writing.

         7.8 ENFORCEABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be construed or deemed amended by the parties to the extent necessary to make it valid and enforceable.

         7.9 SINGULAR AND PLURAL USAGE. All reference herein to the singular number shall include the plural, and vice versa, wherever appropriate.

         7.10 COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                             Galacticomm Technologies, Inc.



/s/ DAVID MANOVICH                           By: /s/ YANNICK TESSIER
----------------------------                    -------------------------------
David Manovich                                        Authorized Representative



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